EXHIBIT 10.12

AGREEMENT AND
MUTUAL WAIVER AND RELEASE

This Agreement and Mutual Waiver and Release (“Agreement”) is entered into effective as of the 26th day of September 2008 (the “Effective Date”) by and between AE Biofuels, Inc., a Nevada corporation (“AEB”) of the first part and TIC – The Industrial Company, a Delaware corporation (“TIC”) of the second part. TIC and AEB are referred to individually as a “Party” and collectively as the “Parties.”

Recitals

A.

Pursuant to the terms of a Unit Purchase Agreement dated January 18, 2006 (the “Purchase Agreement”), TIC acquired one million units in American Ethanol, LLC (the “Original Shares”). AEB is the successor in all respects to American Ethanol, LLC. As a result of various corporate actions and stock splits, the Original Shares have been converted into four million shares of the common stock of AEB (the “Shares”). The Shares are represented by AEB stock certificate number 227-9, dated December 18, 2007 (the “Certificate”). AEB has agreed to purchase the Shares from TIC and TIC has agreed to convey the Shares to AEB all as more particularly provided in this Agreement.

B.

TIC and American Ethanol, LLC (together with Delta-T Corporation) previously entered into a Strategic Alliance Agreement dated as of January 18, 2006 (the “Alliance Agreement”). AEB is the successor to American Ethanol, LLC with respect to all of its rights and obligations under the Alliance Agreement. The Parties wish to confirm that the Alliance Agreement and all obligations and liabilities under it have terminated.

C.

TIC and AEB previously entered into a Services Agreement dated as of March 1, 2006 (the “Original Agreement”) and as subsequently amended by a First Amendment executed on approximately November 1, 2006 (the “First Amendment”). (The Original Agreement as amended by the First Amendment is referred to as the “Services Agreement”). The Parties wish to confirm that the Services Agreement and all obligations and liabilities under it have terminated.

D.

TIC performed various services for the benefit of AEB under the Services Agreement and received compensation from AEB for such services. TIC and AEB have agreed to release each other from all liability and claims arising from the Services Agreement and any services provided pursuant to it. TIC currently holds $234,419.00 as a result of dealings with AEB pursuant to the terms of the Services Agreement (the “Remaining Funds”). The Remaining Funds will be applied to the purchase price of the Shares.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions stated in this Agreement, the Parties agree as follows:

1.0

Sale And Purchase Of Shares.

1.1

Purchase. TIC agrees to sell to AEB and AEB agrees to purchase from TIC all of the Shares.

1.2

Purchase Price. The consideration for the conveyance of the Shares shall be the amount set forth in Section 1.3 (the “Purchase Price”), payable as provided below, as well as the other agreements of the Parties set out in this Agreement.

1.3

Conveyance of Shares.

A. Within five business days of the mutual execution and delivery of this Agreement, TIC shall execute and deliver to Sean R. O’Halloran (“O’Halloran”) as counsel for AEB (i) a fully executed stock assignment in the form of Exhibit A attached to this Agreement for 1,880,000 of the Shares (the “Initial Shares”), and (ii) the Certificate. O’Halloran shall within five business days of his receipt of such materials return to TIC a new certificate for the remaining balance of the Shares in the amount of 2,120,000 (the “Remaining Shares”) as properly issued by AEB (the “Second Certificate”). The Purchase Price for the Initial Shares shall be $0.125 per Share, or a total of $234,419.00, which shall be paid by TIC’s retention of the Remaining Funds.

B. AEB shall purchase the Remaining Shares represented by the Second Certificate on or before December 30, 2008. The Purchase Price for the Remaining Shares shall be an amount equal to $265,581.00. To complete such purchase, AEB shall give notice to TIC that it intends to complete the purchase of the Remaining Shares and within 24 hours of such notice, shall wire to TIC the Purchase Price for the Remaining Shares. Within five business days of its receipt of the wired Purchase Price funds for the Remaining Shares, TIC shall execute and deliver to O’Halloran (i) a fully executed stock assignment in the form of Exhibit A attached to this Agreement for the Remaining Shares, and (ii) the Second Certificate.

C. If AEB does not pay the Purchase Price for the Remaining Shares on or before December 30, 2008, AEB shall be in default and, in addition to all other rights and remedies of TIC, default interest shall begin accruing on the Purchase Price for the Remaining Shares as of January 1, 2008 at an annual rate of eighteen percent (18%) until the Purchase Price for the Remaining Shares (including all accrued interest) is paid in full. AEB acknowledges that remedies at law may be inadequate to protect TIC against the failure of AEB to perform under the terms of this Agreement and, without prejudice to any other rights and remedies otherwise available, AEB agrees to the granting of equitable relief, including injunctive relief and specific performance, in favor of TIC for purpose of enforcing this Agreement and without proof of actual damages.

2.0

General Releases

2.1

Termination of Alliance and Services Agreement. The Parties acknowledge and agree that both the Alliance Agreement and the Services Agreement have been terminated and no further liabilities, obligations or duties exist thereunder on behalf of either Party.

2.2

AEB on its own behalf and on behalf of its corporate parents, subsidiaries, affiliates, successors, predecessors, assigns, agents, employees, principals, owners, representatives, officers and directors, hereby waive and release all rights, claims, demands, costs, expenses, liabilities, lawsuits, losses, payments, debts and causes of action, whether known or unknown, and whether existing now or at any time prior to the Effective Date of this Agreement, and whether arising in contract, tort or otherwise, against TIC and its parents, subsidiaries, affiliates, successors, predecessors, assigns, agents, employees, attorneys, representatives, officers and directors arising from or relating to the Alliance Agreement, the Services Agreement or any services TIC provided to or was to have provided to AEB.

2.3

TIC on its own behalf and on behalf of its corporate parents, subsidiaries, affiliates, successors, predecessors, assigns, agents, employees, principals, owners, representatives, officers and directors, hereby waives and releases all rights, claims, demands, costs, expenses, liabilities, lawsuits, losses, payments, debts and causes of action, whether known or unknown, and whether existing now or at any time prior to the Effective Date of this Agreement, and whether arising in contract, tort or otherwise, against AEB and their respective parents, subsidiaries, affiliates, successors, predecessors, assigns, agents, employees, principals, owners, attorneys, representatives, officers and directors arising from or relating to the Alliance Agreement, the Services Agreement, or any obligations owed by AEB to TIC.

2.4

Notwithstanding the terms of this Section 2.0, no provision of this Agreement shall waive or release or shall be construed to waive or release the rights, duties, obligations, representations and warranties created by or arising out of this Agreement.

3.0

Warranties and Representations

3.1

AEB makes the following warranties and representations to and for the benefit of TIC:

A.

AEB is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation.

B.

AEB has all requisite corporate power and authority to enter into, deliver and perform this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, have been, or will be, duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by AEB and constitutes its valid and legally binding obligation, enforceable in accordance with its terms.

C.

No approval, order, consent of or filing with any governmental authority is required on the part of AEB, in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of AEB’s obligations under this Agreement or any other documents and agreements to be delivered under this Agreement.

3.2

TIC makes the following warranties and representations to and for the benefit of AEB:

A.

TIC is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation.

B.

TIC has all requisite corporate power and authority to enter into, deliver and perform this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, have been, or will be at Closing, duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by TIC and constitutes its valid and legally binding obligation, enforceable against TIC in accordance with its terms.

C.

No approval, order, consent of or filing with any governmental authority is required on the part of TIC, in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the TIC’s obligations under this Agreement or any other documents and agreements to be delivered under this Agreement.

4.0

Miscellaneous

4.1

This Agreement shall be governed and controlled by the laws of the State of California, without giving effect to its conflict of law principles and each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of California and all courts competent to hear appeals therefrom.

4.2

Each Party acknowledges that it has read this Agreement, has participated in its negotiation, understands its contents, and has had the opportunity to consult with legal counsel concerning this Agreement, and further agrees that this Agreement shall not be construed more strictly against one Party.

4.3

The Parties agree that this Agreement is a compromise and settlement of disputed claims and shall not be deemed or construed to be an admission regarding any Party’s claims.

4.4

The illegality or unenforceability of any provision or any part of any provision of this Agreement as determined by a court of competent jurisdiction shall not affect or impair the validity, legality or enforceability of any other provision or part of this Agreement.

4.5

This Agreement sets forth the entire agreement of the Parties regarding the subject matter hereof and supercedes any and all prior agreements or understandings between the Parties regarding the subject matter hereof. This Agreement may not be amended, cancelled, revoked or otherwise modified except by a written agreement signed by both of the Parties.

4.6

The Parties agree that the terms of this Agreement shall remain confidential, and neither Party shall make any disclosure of its terms and conditions to any third party or entity, other than for accounting, tax, financing, insurance and surety review purposes, or as may be required by law; or unless a Party seeks to enforce this Agreement because of a claimed breach hereof. Nothing in this paragraph, however, shall prohibit the Parties from disclosing that disputes existing between them have been settled. The parties acknowledge that AEB is legally required to disclose material aspects of this Agreement in its public filings with the Securities and Exchange Commission.

4.7

Each Party warrants that it has not assigned any rights or obligations under the Alliance Agreement or Services Agreement and that it has full power and authority to enter into and execute this Agreement.

4.8

This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by, each of the Parties and their respective agents, heirs, employees, affiliates, successors and assigns.

4.9

The terms of this Agreement shall be specifically enforceable by the Parties. Should either party employ an attorney or attorneys to enforce any of the provisions hereof or of any instrument or document given or delivered pursuant to this Agreement, or to protect its interest in any matter arising under this Agreement or any instrument or document given or delivered pursuant to this Agreement, or to recover damages for the breach of this Agreement or any instrument or document given or delivered pursuant to this Agreement or to seek specific performance of this Agreement, the nonprevailing party in any action pursued in courts of competent jurisdiction agrees to pay the prevailing party all reasonable costs, damages and expenses, including attorneys’ fees and court costs and costs of discovery and paralegals, expended or incurred in connection therewith.

4.10

This Agreement may be executed in counterparts, but shall not be and become effective until signed by both Parties on one or more counterparts. When all counterparts have been executed, they shall have the same effect as if the Parties had executed a single instrument. Transmission of an executed counterpart of this instrument by telecopier or by electronic pdf file shall be deemed to constitute due and sufficient delivery of such counterpart.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

TIC - THE INDUSTRIAL COMPANY	AE BIOFUELS, INC.
- President/CEO
By: (signature and title)	By: (signature and title)

Printed Name	Printed Name

Chairman/CEO

Exhibit A
To
Agreement and
Mutual Waiver and Release
(Stock Assignment)

STOCK ASSIGNMENT AND POWER

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, TIC – The Industrial Company, a Delaware corporation (“Assignor”) does hereby sell, transfer, convey and assign unto ___________________________ (“Assignee”), all of Assignor’s right, title and interest in and to _______________________ (________) shares of capital stock (the “Stock”) of AE Biofuels, Inc., a Nevada corporation (the “Corporation”).

Assignor does hereby irrevocably appoint the Secretary of the Corporation as attorney-in-fact to transfer the Stock on the books and records of the Corporation with full power of substitution in the premises.

IN WITNESS WHEREOF, this Stock Assignment Power is executed by Assignor as of _________________, 2008.

ASSIGNOR:

TIC – The Industrial Company

By:

Title: